Exhibit 8

                                                                    June 8, 1998



HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ   07430

Dime Financial Corporation
95 Barnes Road
Wallingford, CT   06492

Ladies and Gentlemen:

         We have acted as counsel to HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), in connection with the planned merger (the "Merger") of Dime Financial Corporation, a Connecticut corporation and registered bank holding company ("DFC"), with and into HUBCO, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of March 31, 1998, by and among HUBCO, Lafayette American Bank, a Connecticut state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO (the "Bank"), DFC, and The Dime Savings Bank of Wallingford, a Connecticut-chartered savings bank and wholly-owned subsidiary of DFC ("Dime"). Immediately following the Merger, Dime shall be merged with and into the Bank (the "Bank Merger") in accordance with the provisions of Section 36a-125 of the Banking Law of Connecticut. Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

         We have assumed with your consent that:

         (a) the Merger will be effected in accordance with the Agreement, and

         (b) the representations contained in the letters of representation from DFC and HUBCO to us dated June 5, 1998 will be true at the Effective Time.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                  (i) no gain or loss will be recognized for federal income tax purposes by HUBCO or DFC in connection with the Merger;

                  (ii) no gain or loss will be recognized for federal income tax purposes by DFC stockholders upon the exchange in the Merger of shares of DFC Common Stock solely for HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock);

                  (iii) the basis of HUBCO Common Stock received in the Merger by DFC Common Stockholders (including the basis of any fractional share interest in HUBCO Common Stock) will be the same as the basis of the shares of DFC Common Stock surrendered in exchange therefor;

                  (iv) the holding period of HUBCO Common Stock received in the Merger by DFC stockholders (including the holding period of any fractional share interest in HUBCO Common Stock) will include the holding period during which the shares of DFC Common Stock surrendered in exchange therefor were held by the DFC stockholder, provided such shares of DFC Common Stock were held as capital assets;

                  (v) cash received by a holder of DFC Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the DFC Common Stock allocable to the fractional share interest; and

                  (vi) holders that hold DFC Common Stock as a capital asset and that dissent from the Merger and receive cash in exchange for their DFC Common Stock should in general recognize gain or loss in an amount equal to the difference between the amount of cash received (less any amount constituting interest) and the basis in the DFC Common Stock surrendered therefor. Special rules may apply to dissenters that actually or constructively (pursuant to Section 318 of the Code) own either shares of DFC as to which dissenter's rights are not being exercised or shares of HUBCO. Any amount constituting interest would be taxable as ordinary income.

         The tax consequences described above may not be applicable to DFC stockholders that acquired the stock of DFC pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold DFC Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

         We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,



                                         PITNEY, HARDIN, KIPP & SZUCH